LOAN PAYMENT AGREEMENT

This Loan Payment Agreement is by and between Pressure BioSciences, Inc. (the “Company”), Resort Accommodations International, LLC (“RAI”), and Richard T. Schumacher (“Schumacher”).

WHEREAS, in January 2002, the Company pledged a $1,000,000 interest bearing deposit at Commerce Bank & Trust Company (the “Bank”) to secure its limited guaranty of loans in the aggregate amount of $2,418,000 from the Bank to RAI, an entity controlled by Schumacher, and, in connection therewith, the Company obtained a junior security interest in collateral, consisting of Schumacher’s shares of the Company’s common stock, pledged by Mr. Schumacher to the Bank;

WHEREAS, in January 2003, the $1,000,000 held in the interest bearing deposit account pledged to the Bank was used by the Bank to satisfy its limited guaranty obligation to the Bank (the “Taking”);

WHEREAS, as a result of the Taking, the Company has maintained a $1.0 million loan receivable from Schumacher;

WHEREAS, following the payment in full by RAI and Schumacher of his loan to the Bank in February 2005, the Company became the holder of a first priority security interest in Schumacher's shares of the Company’s common stock to secure the repayment of the Company's $1,000,000 loan receivable together with associated accrued interest from Schumacher;

WHEREAS, Schumacher’s shares of the Company’s common stock constituting the collateral currently consists of 479,657 shares of the Company’s common stock;

WHEREAS, the agreements and instruments evidencing the foregoing consist of that certain Junior Participation Agreement dated as of January 15, 2002 by and between the Bank, RAI, Schumacher and the Company, that certain Pledge and Security Agreement dated as of January 15, 2002 by and between Schumacher, the Company and the Bank (the “Pledge and Security Agreement”), that certain Limited Guaranty dated January 15, 2002 from the Company to the Bank, that certain Sixth Restated Loan Agreement dated as of January 15, 2002 by RAI in favor of the Bank, as assignee of BankBoston, N.A., and that certain Sixth Note Modification Agreement dated as of January 15, 2002 by and between RAI and the Bank, as assignee of BankBoston, N.A. and the various other documents referred to in the foregoing documents (together, the “Documentation”).

NOW THEREFORE, the Company, RAI, and Schumacher agree as follows:

1.  Representations and Warranties of Schumacher. RAI and Schumacher hereby represent and warrant to the Company as follows:

(a) Schumacher is the record and beneficial owner of, and has good and valid title to the Shares (as defined in Section 2, below), subject to no lien whatsoever except the liens created by the Pledge and Security Agreement.

(b) Each of Schumacher and RAI has the power and capacity to execute, deliver and perform this Loan Payment Agreement. The execution, delivery and performance of this Loan Payment Agreement do not and will not (i) violate, or cause Schumacher or RAI to be in default, in any material respect under, any provision of any law, rule, regulation, order, judgment, injunction, decree or award in effect applicable to Schumacher or RAI, (ii) result in a breach of or constitute a default under any agreement to which Schumacher or RAI is a party or by which Schumacher’s or RAI’s property may be bound, or (iii) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by Schumacher or RAI.

2 Repayment of Indebtedness. Schumacher does hereby sell, assign and transfer to the Company 249,875 shares of the Company’s common stock (the “Shares”) owned by Schumacher and held by the Company as collateral under the Documentation in complete and full satisfaction of all amounts owed by Schumacher to the Company, including principal in the amount of $1,000,000 and interest accrued in Q4 2006 in the amount of $25,487.42 for an aggregate amount of $1,025,487.42, under and pursuant to the Documentation. Accompanying this Loan Repayment is a stock power, executed by Schumacher, relating to the Shares (the ‘Stock Power”). The value of the Shares has been determined by the Company and agreed to by Schumacher to be $4.10 per share based upon the volume weighted average trading price of the shares of the Company’s common stock on the NASDAQ Capital Market during the 60 trading day period through and including the date hereof. The Company hereby acknowledges payment in full and in complete satisfaction of all amounts and obligations owing to the Company by Schumacher under the Documentation.

3 Release of Collateral. In order to effectuate the sale, assignment and transfer of the Shares to the Company and in connection with the repayment in full of all amounts owing to the Company by Schumacher under the Documentation as set forth in Section 2 above, the Company hereby releases the Shares from the security interest held by the Company under the Pledge and Security Agreement. The Pledge and Security Agreement is hereby terminated and the pledge and security interest contemplated thereby is hereby released. The certificates representing the Shares are being delivered by Schumacher and the Company to the Company’s transfer agent, Computershare Trust Company, Inc., along with the Stock Power, for transfer of the Shares into the name of the Company. The Company is returning herewith Schumacher’s remaining shares of the Company’s common stock previously held by the Company and subject to the Pledge and Security Agreement, and Schumacher acknowledges receipt of such shares.

4. Further Assurances. RAI, Schumacher, and the Company each will execute and deliver such further documents and do such further acts and things as the other may reasonably request in order to effectuate the purposes of this Loan Payment Agreement.

IN WITNESS WHEREOF, the Company, RAI, and Schumacher have executed this Loan Payment Agreement, under seal, as of this 29th day of December, 2006.

PRESSURE BIOSCIENCES, INC.

By:_________________________
Title:________________________

____________________________
Richard T. Schumacher

RESORT ACCOMMODATIONS INTERNATIONAL, LLC

By:__________________________
Title:_________________________